Exhibit 99.1

Gladstone Investment Increases Monthly Cash Distributions to Common Stockholders and Announces Cash Distributions for April, May, and June 2017, Including Supplemental Distribution to Common Stockholders

MCLEAN, Va., April 11, 2017 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (NASDAQ:GAIN) (the “Company” or “GAIN”) announced today that its board of directors declared the following monthly cash distributions to preferred and common stockholders, increasing distributions to common stockholders by more than 2%.

The Company also announced it will pay a supplemental distribution of $0.06 per share to holders of its common stock in June 2017. In this regard, the Company anticipates paying semi-annual, supplemental distributions each fiscal year, with the June 2017 payment being the first payment in fiscal year 2018. These payments are generally expected to be primarily made from undistributed net capital gains, but may also be made from undistributed net investment income, which the Company anticipates it will continue to generate in the future. The Company’s board of directors will evaluate the amount and timing of additional, semi-annual, supplemental distributions in future periods.

GAIN provides debt financing to portfolio companies that produces interest income, which is generally the primary source of its monthly run-rate distributions on its preferred and common stock. Undistributed net investment income represents income that has not yet been paid out to shareholders and which was largely generated from other income. Other income primarily consists of success fees from the Company’s debt investments, which are typically generated upon exit, and dividend income related to its equity investments. As a result of GAIN’s significant equity investments, it can earn meaningful amounts of dividend income and realized gains upon exit.

GAIN’s strategy contemplates the sale of its portfolio companies to realize gains on its equity investments and to generate other income, in the form of dividend income and success fees, upon exit. While the timing of exits is often unpredictable, the Company believes it is at a stage in its life cycle where it is prudent to reward holders of its common stock by making a supplemental distribution from undistributed realized gains and net investment income.

The Company plans to continue its monthly distributions to holders of its common stock at the new annual run-rate of $0.77 per share, which it will seek to increase as it grows its assets and increases its net investment income.

Common Stock: $0.064 per share of common stock for each of April, May, and June 2017, and a supplemental distribution of $0.06 per share of common stock for June 2017, payable per the table below. The Company has paid 141 consecutive monthly cash distributions on its common stock.

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
April 19	April 21	April 28	$0.064
May 17	May 19	May 31	$0.064
June 1	June 5	June 15	$0.060*
June 19	June 21	June 30	$0.064
Total for the Quarter:			$0.252

* Denotes supplemental distribution to common stockholders.

Series B Term Preferred Stock: $0.140625 per share of the Company’s 6.75% Series B Cumulative Term Preferred Stock (“Series B Term Preferred Stock”) for each of April, May, and June 2017, payable per the table below. The Series B Term Preferred Stock trades on the NASDAQ under the symbol “GAINO.”

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
April 19	April 21	April 28	$0.140625
May 17	May 19	May 31	$0.140625
June 19	June 21	June 30	$0.140625
Total for the Quarter:			$0.421875

Series C Term Preferred Stock: $0.135417 per share of the Company’s 6.50% Series C Cumulative Term Preferred Stock (“Series C Term Preferred Stock”) for each of April, May, and June 2017, payable per the table below. The Series C Term Preferred Stock trades on the NASDAQ under the symbol “GAINN.”

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
April 19	April 21	April 28	$0.135417
May 17	May 19	May 31	$0.135417
June 19	June 21	June 30	$0.135417
Total for the Quarter:			$0.406251

Series D Term Preferred Stock: $0.13020833 per share of the Company’s 6.25% Series D Cumulative Term Preferred Stock (“Series D Term Preferred Stock”) for each of April, May, and June 2017, payable per the table below. The Term Preferred Stock trades on the NASDAQ under the symbol “GAINM.”

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
April 19	April 21	April 28	$0.13020833
May 17	May 19	May 31	$0.13020833
June 19	June 21	June 30	$0.13020833
Total for the Quarter:			$0.39062499

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstoneinvestment.com.

Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

Forward-looking Statements:
The statements in this press release regarding potential future distributions, earnings and operations of the Company are "forward-looking statements." These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on Gladstone Investment's current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in Gladstone Investment's filings with the Securities and Exchange Commission. Gladstone Investment undertakes no obligation to publicly release the result of any revisions to these forward looking statements that may be made to reflect any future events or otherwise, except as required by law.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

For further information: Gladstone Investment Corporation, +1-703-287-5893